Exhibit 4.2

ATTACHMENT

TO

ARTICLES OF AMENDMENT

OF

SPORTS ENTERTAINMENT ENTERPRISES, INC.

Pursuant to Section 7-106-102 of the Colorado Business Corporation Act (the “Act”), the Board of Directors of Sports Entertainment Enterprises, Inc., a Colorado corporation (the “Corporation”), duly adopted the resolution set forth herein by unanimous written consent on February 7, 2005 in accordance with Section 7-108-202 of the Act.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Articles of Incorporation and pursuant to Section 7-106-202 of the Business Corporation Act of the State of Colorado, the Board of Directors does hereby designate, create, authorize and provide for the issuance by the Corporation, out of the 5,000,000 authorized but unissued shares of Preferred Stock, no par value, 1,491,817 shares of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) with a stated value of $15.30 per share.  The Series B Convertible Preferred Stock shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions that are set forth in the Articles of Incorporation and in this resolution as follows:

1.                                       Certain Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 1 shall have, for all purposes of these Articles of Amendment, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interest) of the controlled Person.  In the case of the Corporation, “Affiliate” shall include Robert F.X. Sillerman and any of his Affiliates.

“Articles of Amendment” has the meaning set forth above.

“Articles of Incorporation” has the meaning set forth above.

“Average Closing Price” means for any specified date, the average of the Market Price of the Common Stock over a period of thirty (30) consecutive trading days ending on such specified date.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banking institutions in New York, New York, are required or authorized by law or other governmental action to be closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Corporation and any rights, warrants or options to acquire an equity interest in the Corporation.

“Class B Interest” has the meaning set forth in the Operating Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Common Stock” means the Common Stock, no par value, of the Corporation.

“Conversion Price” has the meaning set forth in Section 5(a) below.

“Conversion Rights” has the meaning set forth in Section 5 below.

“Converted Shares” has the meaning set forth in Section 5(c) below.

“Converting Shares” has the meaning set forth in Section 5(c) below.

“Corporation” has the meaning set forth above.

“CBCA” shall mean the Colorado Business Corporation Act, as amended.

“Dividend Payment Date” has the meaning set forth in Section 3(d).

“EPE Preferred Stock” means the Series B Convertible Preferred Stock par value $1.00 per share, of Elvis Presley Enterprises, Inc. issued pursuant to the Certificate of Designation of Elvis Presley Enterprises, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means the record holder of one or more shares of Series B Convertible Preferred Stock, as shown on the books and records of the Transfer Agent.

“Immediate Family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin.

“Issue Date” means the date of initial issuance of the Series B Convertible Preferred Stock.

“Late Payment Date” has the meaning set forth in Section 3(b).

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, (ii) the consummation of a merger or consolidation in which the shareholders of the Corporation prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Corporation’s assets.

“Liquidation Preference” has the meaning set forth in Section 4 below.

“Market Price” means the last reported sale price of the Common Stock on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Common Stock is then listed or quoted.

“Non-Redemption” has the meaning set forth in Section 6(a) below.

“Optional Redemption Period” has the meaning set forth in Section 6(a).

“Operating Agreement” means the Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of the Issue Date.

“Parity Stock” has the meaning set forth in Section 2 below.

“Permitted Holder” means: (i) the Holder or the beneficiary as of the date hereof of the Holder; or (ii) any other trust or other similar entity formed for the direct or indirect benefit of the Holder or the beneficiary as of the date hereof of the Holder.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, association, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity of whatever nature.

“Preferred Stock” means Capital Stock of the Corporation of any class or classes (however designated) that ranks prior as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to shares of Capital Stock of any other class of the Corporation.

“Priority Dividend” has the meaning set forth in Section 3(a).

“Priority Dividend Rate” has the meaning set forth in Section 3(a).

“Proportionate share” has the meaning set forth in Section 6(b).

“Put Right” has the meaning set forth in Section 6(b).

“Redemption Price” has the meaning set forth in Section 6(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” has the meaning set forth in Section 2 below.

“Series A Preferred Stock” shall mean the Series A Convertible Redeemable Preferred Stock of the Corporation.

“Series B Convertible Preferred Stock” has the meaning set forth above.

“Stated Value” has the meaning set forth above.

“Transfer Agent” means the entity designated from time to time by the Corporation to act as the registrar and transfer agent for the Series B Convertible Preferred Stock.

2.                                       Ranking.  The Series B Convertible Preferred Stock shall, with respect to dividend rights and rights on the liquidation, winding-up and dissolution of the Corporation (as provided in Section 4 below), rank (i) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors, other than the Series A Convertible Preferred Stock (such Capital Stock or series, other than the Series A Convertible Preferred Stock, collectively referred to as the “Junior Stock”), (ii) on a parity with the Series A Convertible Preferred Stock and each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the consent of the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Stock”) and (iii) junior to any future class of Preferred Stock established hereafter by the Board of Directors with the consent of the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, the terms of which expressly provide that such class ranks senior to the Series B Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as the “Senior Stock”).

3.                                       Dividends.

(a)                                  Whether or not earned or declared by the Corporation, the Holders of Series B Convertible Preferred Stock shall receive, in cash, a quarterly cumulative dividend on each share of Series B Convertible Preferred Stock (the “Priority Dividend”), calculated at a rate of 8% per annum of the Stated Value, which dividend shall accrue daily from the Issue Date and shall be compounded quarterly (the “Priority Dividend Rate”).

(b)                                 Priority Dividends will be payable on the 30th day of January, April, July and October, each, a “Dividend Payment Date”) to holders of record as they appear in the shareholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of January, April, July and October of each year (the “Record Date”) or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the Dividend Payment Date.  No dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other Parity Stock or Junior Stock if the Board of Directors of the Corporation shall have failed duly and lawfully to declare, or the Corporation has failed to pay, in full all Priority Dividends then payable.  If such dividends on the Series B Convertible Preferred Stock shall not have been paid in full for the Series B Convertible Preferred Stock, the aggregate deficiency shall be cumulative (whether or not earned by the Corporation) and shall be fully paid prior to the payment of any dividend by the Corporation (other than a dividend payable solely in Common Stock) with respect to Common Stock or any other Parity Stock or Junior Stock

(c)                                  In the event that the Corporation fails to make three (3) consecutive quarterly Priority Dividend payments (regardless of whether or not funds are legally available therefor) and does not cure such failure to pay within three days after the Dividend Payment Date for such third Priority Dividend (the “Late Payment Date”), the dividend rate with respect to all such missed Priority Dividend payments shall immediately retroactively be increased to 12% per annum and all amounts owed with respect to such Priority Dividend payments shall be paid by the Corporation within three (3) Business Days after the Late Payment Date in shares of its Common Stock valued at the Average Closing Price measured as of the Late Payment Date.  Upon the payment by the Corporation of all such accrued and owed Priority Dividends, all future Priority Dividends shall be calculated a the Priority Dividend Rate which shall accrue daily from the date such payment is made in accordance with the preceding sentence.

(d)                                 In addition to the dividends contemplated by paragraphs (a) and (c) above, the Holders shall participate on a pro rata basis in the payment of any dividend or distribution to the holders of the Common Stock as would be declared and payable on the largest number of whole shares of Common Stock into which the shares of Series B Convertible Preferred Stock held by such Holder could be converted on the record date fixed  for such dividend or distribution pursuant to the provisions of Section 5 below. Any such dividends contemplated by this paragraph (d) will be paid to holder of record as it appears in the shareholder records of the Corporation at the close of business on the record date for such dividend on Common Shares, and the Corporation shall pay each such dividend on the applicable dividend payment date for such dividend on the Common Shares.

(e)                                  Any and all dividends shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Corporation legally available therefor (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors). To the extent funds or assets are not legally available for the payment of any dividend, such dividend shall nevertheless accrue and cumulate.

(f)                                    The Corporation shall take all actions required or permitted under the CBCA to permit the payment of dividends on the Series B Convertible Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the CBCA, to make or keep funds legally available for the payment of dividends.

4.                                       Liquidation Preference.

(a)                                  Upon any Liquidation Event, each Holder of shares of the Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, (i) prior to the holders of any other class or series of the Corporation’s Common Stock and to each class of Junior Stock, (ii) pro rata with the holders of  the Series A Convertible Preferred Stock and any other Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount the “Liquidation Preference”) equal to the greater of (i) a cash amount per share equal to the Stated Value plus accrued and unpaid dividends or (ii) the liquidation value attributable to the shares of Common Stock into which such shares of Series B Preferred Stock would then be convertible under the provisions of Section 5 below.

(b)                                 Following payment of the distribution required by Section 4(a) and any distribution required to be paid to the Holders of the Series A Convertible Preferred Stock, if assets remain in the Corporation, they shall be distributed to holders of Common Stock up to an amount equal to the distribution to the Holders pursuant to paragraph (a) above, in accordance with the Corporation’s Articles of Incorporation, as amended.

(c)                                  Following payment of the distributions required by Sections 3, 4(a) and 4(b), if assets remain in the Corporation, they shall be distributed to the Holders of Series B Convertible Preferred Stock and the holders of Common Stock on a pro rata basis based on the number of shares of Common Stock into which the Holders’ shares of Series B Convertible Preferred Stock could be converted in accordance with Section 5 hereof on the date of such Liquidation Event.

(d)                                 If, upon any Liquidation Event, the assets of the Corporation available for distribution to its shareholders are not sufficient to pay in full all amounts payable to the Holders of outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the Holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference to which each is entitled.

5.                                       Conversion.  The Holders of the Series B Convertible Preferred Stock shall have the conversion rights as follows (the “Conversion Rights”):

(a)                                  Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the Holder thereof at any time after the Issue Date of such share, in each case at the office of the Corporation or any Transfer Agent for the Series B Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value (plus any accrued and unpaid dividends, if any) by the Conversion Price at the time in effect for such shares and multiplying such number by the total number of shares of Series B Convertible Preferred Stock being converted.  The initial “Conversion Price” per share for shares of Series B Convertible Preferred Stock shall be the Stated Value; provided, however, that the Conversion Price in effect from time to time for the Series B Convertible Preferred Stock shall be subject to adjustment as provided hereinafter.

(b)                                 From and after the third anniversary of the Issue Date, in the event that the Average Closing Price at any time equals or exceeds 150% of the Conversion Price, the Corporation shall thereafter have the right, in its sole discretion, upon the delivery of a written notice to each Holder of Series B Convertible Preferred Stock (which notice shall be delivered within ten (10) Business Days after the thirtieth (30th) trading day utilized in the calculation of such Average Closing Price, if at all), to convert such shares of Series B Convertible Preferred Stock into shares of Common Stock and the Holders thereof shall be deemed to have complied with the provisions set forth in Section 5(c); provided, however, that until such Holder surrenders the certificate evidencing the Converting Shares, the Corporation shall not be required to deliver to such Holder the certificate evidencing the Converted Shares.

(c)                                  (i)                                     Each conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of  Series B Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Series B Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (A) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (B) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof.  Upon receipt of the notice described in the first sentence of this subsection 5(c)(i), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted.  Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation unless a later date has been specified by such holder, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the Person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(ii)                                  Upon the issuance of the Converted Shares in accordance with Section 5, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(d)                                 Adjustments for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each

Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.  To the extent an adjustment is made in respect of the foregoing pursuant to Section 5(e) or the holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 5(d).

(e)                                  Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i)                                     In the event the Corporation should at any time or from time to time after the Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Stock or Common Share Equivalents, without payment of any consideration by such holder for the additional Common Stock or the Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series B Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii)                                  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Price of the Series B Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series B Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(f)                                    Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 5 provision shall be made so that the Holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Corporation to which a holder of Common Stock would have been entitled on recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the Holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 5 and Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)                                 Mergers and Other Reorganizations.  If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Corporation or of the successor corporation resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale.  In any such case, appropriate provision shall be made with respect to the rights of the holders of the Series B Convertible Preferred Stock after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 5 and Section 6 (including, without limitation, provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series B Convertible Preferred Stock.

Each Holder of Series B Convertible Preferred Stock, upon the occurrence of a reclassification, merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 5(g), shall have the option of electing treatment of his shares of Series B Convertible Preferred Stock under either this Section 5(g) or Section 4 hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Corporation’s notice pursuant to Section 5(h) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Corporation such notice of election, the provisions of this Section 5(g) shall govern the treatment of such Holder’s shares of Series B Convertible Preferred Stock upon the occurrence of such event.

(h)                                 Notices of Record Date.  In the event (i) the Corporation fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the Common Stock of the Corporation, any merger or consolidation of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(i)                                     No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of the Series B Convertible Preferred Stock against impairment.  Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of Preferred Stock, the Corporation will use its best efforts to take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may legally and validly issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(i)                                     No Fractional Shares and Certificate as to Adjustments.

a.                                       In lieu of any fractional shares to which a Holder of Series B Convertible Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors, except that, without the consent of the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, the Corporation shall not be entitled to pay cash in lieu of fractional shares if such payment to any one Holder would exceed $1,000 (which such amount shall be proportionately adjusted for any reverse stock split).  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

b.                                      Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Series B Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of such Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any Holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price of the Series B Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series B Convertible Preferred Stock. The provisions of Section 5(d), (e), (f) and (g) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(j)                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock (taking into account the adjustments required by this Section 5), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders of such Series B Convertible Preferred Stock, the Corporation will, as soon as reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.                                       Redemption.

(a)                                  During the period beginning seven (7) years and six (6) months following the Issue Date and ending eight (8) years and six (6) months following the Issue Date (such period, the “Optional Redemption Period”), the Corporation shall have the right to redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the Redemption Price multiplied by the number of shares of Series B Convertible Preferred Stock then being redeemed.  The “Redemption Price” for each share of Series B Convertible Preferred Stock being redeemed shall be the Stated Value plus accrued but unpaid dividends thereon through the date of redemption.  In the event that the Corporation does not exercise this redemption right during the Optional Redemption Period (a “Non-Redemption”), the Conversion Price with respect to all remaining shares of Series B Convertible Preferred Stock shall thereafter be the lower of (i) the Conversion Price then in effect and (ii) the Average Closing Price measured as of the last day of the Optional Redemption Period.

(b)                                 In the event that the Holders shall exercise any rights to put their Class B Interests and the EPE Preferred Stock (the “Put Right”), each in accordance with the documents governing such entities, the Corporation shall have the option to concurrently redeem a proportionate share of the then outstanding shares of Series B Convertible Preferred Stock, in whole or in part, at the Redemption Price.  “Proportionate share” shall mean a number of shares of Series B Convertible Preferred Stock which represents the same percentage of the total number of the shares of Series B Convertible Preferred Stock originally issued pursuant to these Articles of Amendment, as the percentage represented by the shares of EPE Preferred Stock and Class B Interests in respect of which the Put Right was exercised represent, (calculated as a percentage of the aggregate amount of EPE Preferred Stock and Class B Interests held by the Holders prior to the exercise of the Put Right).  At the Corporation’s option, the Redemption Price can be paid in cash or in shares of Common Stock, valued at the Average Closing Price measured as of the proposed date of redemption.

(c)                                  In order to receive the Redemption Price per share, each Holder shall surrender to the Corporation the certificate(s) representing the number of shares of Series B Convertible Preferred Stock to be redeemed.  Upon such redemption, such redeemed Series B Convertible Preferred Stock shall no longer be deemed outstanding and all rights of the Holder with respect to such shares shall immediately terminate, except the right to receive the Redemption Price per share.

(d)                                 If fewer than all the shares of Series B Convertible Preferred Stock are to be repurchased pursuant to this Section 6, the shares of Series B Convertible Preferred Stock shall be repurchased on a pro rata basis from all Holders, if applicable.  Series B Convertible Preferred Stock that the Corporation selects shall be in amounts equal to the minimum authorized denominations for certificated shares of Series B Convertible Preferred Stock to be repurchased or any integral multiple thereof.

(e)                                  Deposit of Redemption Price.

(i)                                     Prior to or on any redemption date, the Corporation shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and accrued and unpaid dividends, if any, on, all the shares of Series B Convertible Preferred Stock to be redeemed other than any shares of Series B Convertible Preferred Stock called for repurchase on that date which have been converted prior to the date of such deposit.

(ii)                                  If any shares of Series B Convertible Preferred Stock called for repurchase is converted prior to the redemption date, any money so segregated and held in trust for the repurchase of such shares of Series B Convertible Preferred Stock shall be discharged from such trust.

(f)                                    Any certificate representing shares of Series B Convertible Preferred Stock which are to be repurchased only in part shall be surrendered at an office or agency of the Corporation designated for that purpose pursuant hereto (with, if the Corporation so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Corporation duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing), and the Corporation shall execute and deliver to the Holder of such shares of Series B Convertible Preferred Stock without service charge, a new certificate or certificates representing such shares of Series B Convertible Preferred Stock of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the repurchased number of shares of Series B Convertible Preferred Stock so surrendered.

7.                                       Voting Rights; Amendment; Waiver.

(a)                                  General.  Each Holder of record of shares of the Series B Convertible Preferred Stock, except as otherwise required under Colorado law or as set forth in these Articles of Amendment (including without limitation in Sections 7(b) below), shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such Holder’s shares of the Series B Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  Except as otherwise expressly provided herein or in any agreement of the shareholders or as otherwise required by law, the Holders of shares of the Series B Convertible Preferred

Stock, the holders of shares of the Series A Convertible Preferred Stock and the holders of shares of Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the holders of Common Stock of the Corporation.

(b)                                 Voting With Respect to Certain Matters.  In addition to any other rights provided by law or set forth herein, so long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock:

(i)                                     create, authorize, designate or issue any shares of the Series B Convertible Preferred Stock;

(ii)                                  create, authorize, designate or issue any shares of any class or series of Senior Stock or Parity Stock or any Capital Stock convertible, exercisable or exchangeable into any class or series of Senior Stock or Parity Stock, other than the Series A Convertible Preferred Stock as in effect on the Issue Date;

(iii)                               alter, change or amend the terms, designations, power privileges, preferences, rights or restrictions provided for the benefit of the Series B Convertible Preferred Stock or of any class or series of Senior Stock or Parity Stock;

(iv)                              amend the Articles of Incorporation, including without limitation, any Articles of Amendment thereto, or the Corporation’s By-Laws in a manner that is adverse to the Series B Convertible Preferred Stock;

(v)                                 declare or pay dividends on equity securities ranking on parity with or junior to the Series B Convertible Preferred Stock; or

(vi)                              purchase, redeem (other than pursuant to equity incentive agreements with employees giving the Corporation the right  or obligation to repurchase shares upon the termination of services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in Capital Stock of the Corporation) or make any other distribution with respect to, any shares of Capital Stock or any other securities that are convertible into or exercisable or exchangeable for such Capital Stock, other than purchases, redemptions, dividends or distributions with respect to the Series B Convertible Preferred Stock and the Series A Convertible Preferred Stock, as permitted under the respective Articles of Amendment as in effect on the Issue Date;

(vii)                           effect a reclassification, merger, consolidation, recapitalization or similar transaction unless the surviving corporation shall maintain outstanding these Articles of Amendment or as a part of and as a condition to the effectiveness of such transaction shall issue to the Holder a preferred share with terms identical to the terms of the Series B Convertible Preferred Stock;

(c)                                  Holders of shares of Series B Convertible Preferred Stock representing two-thirds of the outstanding shares of Series B Convertible Preferred Stock may waive compliance by the Corporation with any provisions hereof; provided that no such waiver may be granted without the consent of each Holder of the then outstanding shares of Series B Convertible Preferred Stock affected thereby if such waiver adversely affects (i) any provision of Section 5 hereof; (ii) the Liquidation Preference; (iii) the form or timing of the payment of dividends hereunder for the Series B Convertible Preferred Stock; or (iv) the voting rights of the Series B Convertible Preferred Stock under this Section 7.

(d)                                 The Corporation in its sole discretion may, without the vote or consent of any Holders of the Series B Convertible Preferred Stock, amend or supplement these Articles of Amendment:

(i)                                     to make any change that would provide any additional rights or benefits to the Holders of the Series B Convertible Preferred Stock.

8.                                       Payment.

(a)                                  All amounts payable in cash with respect to the Series B Convertible Preferred Stock shall be payable in United States dollars at the office or agency of the Corporation maintained for such purpose within the Borough of Manhattan, City and State of New York or, at the option of the Corporation, payment of dividends may be made by check mailed to the Holders of the Series B Convertible Preferred Stock at their respective addresses set forth in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent.

(b)                                 Any payment on the Series B Convertible Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, provided that dividends shall continue to accrue until such next succeeding Business Day.

(c)                                  The Corporation will initially act as the “Transfer Agent” and the “Paying Agent.” The Corporation may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents; provided that until the Series B Convertible Preferred Stock has been delivered to the Corporation for cancellation, or moneys sufficient to pay the Liquidation Preference of the Series B Convertible Preferred Stock shall have been made available for payment and either paid or returned to the Corporation as provided in these Articles of Amendment, the Corporation shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of shares of Series B Convertible Preferred Stock for payment and exchange.

(d)                                 All moneys and shares of Series B Convertible Preferred Stock deposited by the Corporation with any Paying Agent or held by the Corporation in trust for the payment of the Liquidation Preference on the Series B Convertible Preferred Stock, which moneys and shares remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Corporation, and the Holder of the shares of Series B Convertible Preferred Stock in respect of which such moneys and shares were so deposited or held in trust shall thereafter look only to Corporation for payment thereof.

9.                                       Reissuance of Shares of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the laws of Colorado) be permanently retired or cancelled and shall not under any circumstances be reissued.  The Corporation shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series B Convertible Preferred Stock by the number of shares that have been so reacquired.

10.                                 Maintenance of Existence.  The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation.

11.                                 Notices.  Corporation will provide to the holders of the Series B Convertible Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

12.                                 Financial Information. Whether or not the Corporation is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Corporation shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Corporation were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Corporation would have been required to file them.  The Corporation shall also (whether or not it is required to file reports with the Commission), within thirty (30) days of each Required Filing Date, (1) transmit by mail to all Holders of the Series B Convertible Preferred Stock, as their names and addresses appear on the records of the Transfer Agent and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the Transfer Agent copies of the annual reports, quarterly reports and other documents (without exhibits) which the Corporation has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Corporation shall not be required to file any report or other information with the Commission if the Commission does not permit such filing.

13.                                 Compliance With Laws.  The Corporation is not and at all times covenants to take all reasonably necessary action to not become in violation of any statute, law, rule or regulation where such violation or default would have a material adverse effect on the business, assets, operations, operating results or condition, financial or otherwise, of the Corporation.

14.                                 Tax Matters.  Except as otherwise agreed to by the Corporation, holders of Series B Convertible Preferred Stock shall provide the Corporation, in the time and the manner prescribed by applicable law, validly completed and executed Internal Revenue Service Forms W-9 or W-8BEN or other applicable W-8 (each an “IRS Form”).  The Corporation shall not withhold from any payment to such Holder pursuant to the Series B Convertible Preferred Stock unless required to do so by applicable law.

15.                                 Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

16.                                 Severability of Provisions.  If any powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in these Articles of Amendment (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in these Articles of Amendment (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Series B Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.